CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A (the "Registration Statement") of our reports dated July 8, 1997, relating to the financial statements and financial highlights appearing in the May 31, 1997 Annual Reports to Shareholders of the Evergreen High Grade Tax Free Fund and the Evergreen Short-Intermediate Municipal Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in the Prospectuses and under the heading "Financial Statements" in the Statement of Additional Information.


/s/Price Waterhouse LLP
New York, NY
September 2, 1997